RADICA GAMES LIMITED
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  April 6, 1998

         NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Radica Games Limited (the "Company") will be held at the Sands Regent Hotel, 345
N. Arlington Avenue, Reno, Nevada 89501 on Monday, April 6, 1998, commencing at 10:00 a.m., to consider and act upon the following proposals or matters:

         (1) To elect directors;

         (2) To amend the Company's 1994 Stock Option Plan to increase the total number of shares of the Company's Common Stock that may be purchased pursuant to options under such plan from 2.0 million shares to 2.8 million shares;

         (3) To re-appoint Deloitte Touche Tohmatsu as Independent Auditor and to authorize the directors to fix the Independent Auditor's remuneration; and

         (4) To transact such further or other business matters as may properly come before the meeting or any adjournments thereof.

         Only shareholders of record at the close of business on March 6, 1998 will be entitled to notice of the meeting.

         The Annual Report containing the Financial Statements of the Company and the Report of the Independent Auditor thereon, the Management Information Circular/Proxy Statement and a form of proxy are enclosed with this Notice of Meeting.

                                   By order of the Board of Directors,


                                   DAVID C.W. HOWELL
                                   Executive Vice President,
                                   Chief Financial Officer and
                                   Chief Accounting Officer

March 9, 1998
Fo Tan, Hong Kong




Note: If you are unable to be present at the meeting in person, please fill in, date and sign the enclosed proxy and return it to the President of the Company in the enclosed envelope.

                 MANAGEMENT INFORMATION CIRCULAR/PROXY STATEMENT

         This Management Information Circular/Proxy Statement ("this Circular") is furnished to shareholders of Radica Games Limited (the "Company") in connection with the solicitation by and on behalf of the management of the Company of proxies to be used at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held at the Sands Regent Hotel, 345 N. Arlington Avenue, Reno, Nevada 89501 on Monday, April 6, 1998 at 10:00 a.m., and at any adjournments, for the purposes set forth in the attached Notice of Annual Meeting of Shareholders (the "Notice").

         This Circular, the attached Notice and the accompanying form of proxy are first being mailed to shareholders of the Company on or about March 9, 1998. The Company will bear all costs associated with the preparation and mailing of this Circular, the Notice and form of proxy as well as the cost of solicitation of proxies. The solicitation will be primarily by mail; however, officers and regular employees of the Company may also directly solicit proxies (but not for additional compensation) by telephone or telegram. Banks, brokerage houses and other custodians and nominees or fiduciaries will be requested to forward proxy solicitation material to their principals and to obtain authorizations for the execution of proxies and will be reimbursed for their reasonable expenses in doing so.

         No person is authorized to give any information or to make any representations other than those contained in this Circular and, if given or made, such information must not be relied upon as having been authorized.

                      APPOINTMENT AND REVOCATION OF PROXIES

         The persons named in the enclosed form of proxy are directors or officers of the Company. A shareholder has the right to appoint a person (who need not be a shareholder of the Company) as nominee to attend and act for and on such shareholder's behalf at the Meeting other than the management nominees named in the accompanying form of proxy. This right may be exercised either by striking out the names of the management nominees where they appear on the front of the form of proxy and by inserting in the blank space provided the name of the other person the shareholder wishes to appoint, or by completing and submitting another proper form of proxy naming such other person as proxy.

         A shareholder who has given a proxy, in addition to revocation in any other manner permitted by applicable law, may revoke the proxy within the time periods described in this Circular by an instrument in writing executed by the shareholder or by his/her attorney authorized in writing or, if the shareholder is a body corporate, by an officer or attorney thereof duly authorized.

         Shareholders desiring to be represented at the Meeting by proxy or to revoke a proxy previously given, must deposit their form of proxy or revocation of proxy at the office of Radica Enterprises, Ltd. ("Radica USA") at 180 S. Lake Avenue, Suite 440, Pasadena, CA 91101, addressed to the President of the Company, at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used, or on the day of the Meeting with the chairman of the Meeting prior to the Meeting, or any adjournment thereof. If a shareholder who has completed a proxy attends the Meeting in person, any votes cast by the shareholder on a poll will be counted and the proxy will be disregarded.

                                VOTING OF PROXIES

         The shares represented by any valid proxy in favor of the management nominees named in the accompanying form of proxy will be voted for, against or withheld from voting (abstain) on the election of directors, on the amendment to the 1994 Stock Option Plan, and on the reappointment of the Independent Auditor and the authorization of the directors to fix the remuneration of the Independent Auditor, in accordance with any specifications or instructions made by a shareholder on the form of proxy. In the absence of any such specifications or instructions, such shares will be voted FOR the election as directors of the management nominees named in this Circular, FOR the amendment to the 1994 Stock Option Plan, and FOR the re-appointment of Deloitte Touche Tohmatsu as Independent Auditor and the authorization of the directors to fix the Independent Auditor's remuneration.

         Each share of Common Stock is entitled to one vote on each matter submitted to vote at the meeting. Under the Company's Bye-laws, action may be taken by the shareholders at any duly convened Annual General Meeting of the Company by a majority of the votes cast on each proposal (other than certain proposals requiring a special resolution as defined in the Bye-laws). In the case of elections of directors, the number of vacant positions (in the case of this meeting, seven director positions) will be filled by the nominees who receive the greatest number of votes at the meeting, with each shareholder being entitled to vote for a number of directors equal to the number of vacancies. Although the Bye-laws permit voting by a show of hands in certain circumstances, the Company follows the practice of voting by poll or ballot (i.e. tabulating written votes submitted at the meeting in person or by proxy).

         The accompanying form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice and with respect to such other business or matters which may properly come before the Meeting or any adjournments thereof.

                                   RECORD DATE

         The Board of Directors of the Company has fixed the close of business on March 6, 1998, as the record date (the "Record Date") for the Meeting. Only holders of record of the Common Stock as of the close of business on the Record Date are entitled to receive notice of and to attend and vote at the Meeting.

                  VOTING SECURITIES AND THEIR PRINCIPAL HOLDERS

         As of January 31, 1998 there were issued and outstanding 20,409,800 shares of the Common Stock of the Company.

         The following table sets forth information with respect to shareholders which the Company believes own beneficially more than 5% of the issued and outstanding shares of Common Stock of the Company, as of January 31, 1998:


         Name and Address of Beneficial Owner

                                                               Percentage of
Name and Address of                                            Common Stock
Beneficial Owner                          Number of Shares     Outstanding
-------------------                       ----------------     --------------
Robert E. Davids(1)                          3,463,800              17.0%
  Suite R, 6th Floor
  2-12 Au Pui Wan Street
  Fo Tan, Hong Kong

The John and Mary Hansen 1989 Trust(2)       1,288,700               6.3%
  369 Adrian Road
  Millbrae, CA94030

Dito Devcar Corporation, et al. (3)          4,425,000               21.7%
  3753 Howard Hughes Parkway
  Suite 200
  Las Vegas, NV  89109

-------------------------

(1) Mr. Davids is a Director and the Chief Executive Officer of the Company. Also includes shares held by Mr. Davids as trustee for a family trust.
(2) Such trust is herein called the "Hansen Trust". Mr. John N. Hansen was a co-founder of the Company, and served as a director of the Company until his death in early 1995. Thereafter, Mrs. Mary J. Hansen, the widow of Mr. Hansen, was a director of the Company until April 1997. Also includes shares held individually by Mrs. Hansen or by trustee(s) for other family trusts.
(3)  Includes shares of Common Stock owned by the following related persons:
     Dito Devcar Corporation, DRP Charitable Unitrust, TMP Charitable Unitrust, Dito Devcar, LP, Dito Caree, LP, Pickup Family Trust, Pickup Charitable Remainder Unitrust II, TD Investments, LLC and Richard H. Pickup.

                              ELECTION OF DIRECTORS

         The following persons are nominees proposed by management for election as directors of the Company to serve until the next annual meeting of the shareholders of the Company or until their successors are duly elected or appointed. A shareholder may withhold his vote from any individual nominee by writing the particular nominee's name on the line provided in the form of proxy. Management does not contemplate that any of the nominees will be unable to serve as a director. If, as a result of circumstances not now contemplated any nominee shall be unavailable to serve as a director, the proxy will be voted for the election of such other person or persons as Management may select. The management nominees for election as directors of the Company are Robert E. Davids, Jon N. Bengtson, Patrick Feely, David C.W. Howell, Lam Siu Wing, James O'Toole and Millens W. Taft.

         The following table and the textual discussion which follows sets forth information as of January 31, 1998 with respect to each current director of the Company, each of the management nominees for director and each executive officer, including their names, ages, the number of shares beneficially owned by each such person individually and as a group, all positions and offices with the Company held by each such person (in addition to their directorships) and their term of office as a director:


                                                                                             Percentage
                                                                             Number of           of
                                              Other Positions and Offices      Shares          Common
                      Age at     Director       Presently Held with the     Beneficially        Stock
       Name           1/1/98     Expires               Company                 Owned         Outstanding
-------------------   ------     --------     ---------------------------   ------------     -----------

Directors:
Robert E. Davids(1)     54         1998       Vice Chairman, Chief           3,463,800          17.0%
                                              Executive Officer

Jon N. Bengtson         54         1998       Chairman of the Board            133,150            (2)
Patrick Feely           51         1998       President, Chief Operating        30,000            (2)
                                                Officer

David C.W. Howell       35         1998       Executive Vice President,        151,000            (2)
                                                Chief Financial Officer,
                                                Chief Accounting Officer

Lam Siu Wing            39         1998       Vice President, Engineering      206,000           1.0%

James O'Toole (3)(4)    52         1998       None                              47,900            (2)
Millens W. Taft (3)(4)  75         1998       None                                --              --

Executive Officers:
Raymond S.Y. Wong       46                    Vice President of China             --              --
                                                Operations

Wong Kam Cheong         43                    Manufacturing Director             4,000            (2)
Hermen H.L. Yau         38                    MIS Director                       4,100            (2)
Wang You Liang          58                    Quality Director                     --             --
Rick C.K. Chu           44                    International Sales Director       2,000            (2)
Christopher Dingley     38                    General Manager, Radica U.K. Ltd.    --             --
Michael L. Pikett       58                    President, Radica Canada Ltd       4,000            (2)

-------------------------

(1)  Includes shares held by Mr. Davids as trustee for a family trust.
(2)  These shares represent less than 1% of the total stock outstanding.
(3)  Member of the Audit Committee.
(4)  Member of the Compensation Committee.


         All directors and executive officers of the Company as a group (14 persons) owned beneficially 4,045,950 shares of Common Stock (not including 943,600 option shares not yet vested held by such persons), or approximately 19.8% of the Common Stock outstanding, as of January 31, 1998. The executive officers of the Company do not have any fixed term of office and serve at the pleasure of the

Board of Directors. Since the mailing date of last year's Proxy Statement, as previously announced by the Company, Mrs. Mary J. Hansen resigned as a director and Mr. Millens W. Taft was appointed to the Board as an independent director. Also, Mr. Patrick Feely was appointed President and Chief Operating Officer of the Company. He remains a director but is no longer an outside director. In January 1998, Mr. Robert Townsend, who had been a director of the Company since June 1994, died unexpectedly. The Company expects to appoint another director to replace Mr. Townsend in fiscal year 1998.

         Robert E. Davids has been the Chief Executive Officer of the Company since January 1994, and a director since December 1993. He was President of the Company from December 1993 to July 1997. Prior to 1993, Mr. Davids had been the Co-Chief Executive Officer with Mr. James J. Sutter and a director of Radica HK since he joined the Company in 1988. Mr. Davids has over 30 years experience in the development, design and engineering of non-gambling casino gifts, commercial gaming machines, automobiles and other products. From 1984 until he joined the Company, he was the General Manager of Prospector Gaming Enterprises Inc., a casino in Reno, Nevada. From 1978 through 1984, Mr. Davids served in various positions at International Game Technology ("IGT"), including Director of Special Projects and Director of Engineering.

         Jon N. Bengtson, formerly the Executive Vice President and Chief Financial Officer of the Company, became the Chairman of the Board of the Company in January 1996, and has been a director of the Company since January 1994. In January 1998, Mr. Bengtson became President and Chief Operating Officer of U-TEL, Inc., a telecommunications R&D company that is approximately 35%-owned by the Company. Until January 1998, he was the Executive Vice President and Chief Operating Officer of the Sands Regent Hotel, where he remains a director. Mr. Bengtson was an Executive Vice President and Chief Operating Officer of the Company from September 1995 to January 1996. He was Chief Financial Officer of the Company from January 1994 to September 1995 and was appointed President and Chief Executive Officer of Radica USA in December 1993. Mr. Bengtson joined The Sands Regent in 1984 and served in various positions, including Vice President of Finance and Administration, Chief Financial Officer, Treasurer and Director, Senior Vice President and Director and Executive Vice President and Director until December 1993. From 1980 to 1984, Mr. Bengtson was a director and served in various positions with IGT, including Treasurer and Vice President of Finance and Administration and Vice President of Marketing. Mr. Bengtson is currently a director of The Sands Regent and its subsidiary, Patrician, Inc.

         Patrick Feely has been Chief Operating Officer and President of the Company since July 1997 and a director of the Company since July 1996. Previously, he was President of Fun Source, a Strottman International, Inc. company; President and CEO of Spectrum HoloByte, Inc. from 1993 to 1995; President of Bandai America, Inc. from 1991 to 1992; founder and President of Toy Soldiers, Inc. (which merged with Bandai America) from 1988 to 1991; and President of the Tonka Products Division of Tonka, Inc. from 1986 to 1988. Mr. Feely was also Director of the Toy Manufacturers Association from 1992 to 1995. He has a BA from Duke University and an MBA from the University of Michigan.

         David C.W. Howell has been Executive Vice President and Chief Financial Officer and a director of the Company since September 1995. Prior to that, he was Vice President and Chief Accounting Officer and a director of the Company from January 1994 to September 1995. From 1992 to 1994, Mr. Howell was a Finance Director and Company Secretary of Radica HK. From 1984 to 1991, Mr. Howell was employed by Ernst & Young in London, Hong Kong and Vietnam. He has a B.Sc from Nottingham University, is a member of the Institute of Chartered Accountants in England and Wales and is a fellow of the Hong Kong Society of Accountants.

         Lam Siu Wing has been Vice President, Engineering and a director of the Company since January 1994. Prior to that, he had been the head of the Radica HK engineering department for eight years since he joined the Company in 1985. Mr. Lam has over 13 years of experience in plastic design and production engineering. Prior to joining the Company, he served as a project designer in the electrical appliance industry. Mr. Lam has a post graduate diploma in Engineering Management from City Polytechnic of Hong Kong.

         James O'Toole has been a director of the Company since June 1994. He is currently Managing Director of Booz Allen Hamilton Leadership Center. Mr. O'Toole retired in 1994 from the faculty of the Graduate School of Business at the University of Southern California after a career of more than twenty years, where he held the University Associates' Chair of Management.

         Millens W. Taft has been a director of the Company since April 1997. He brings with him five decades of toy and games experience and currently advises companies in the toy industry on marketing, product development and licensing in both the domestic and international markets. He retired from the Milton Bradley Company in 1984, where he was Corporate Senior Vice President of Research and Development and was also a Director of the firm. Mr. Taft had been with Milton Bradley since graduating from Harvard Business School in June of 1949 with the degree of Master of Business Administration. From 1942 to 1945 he was in the military service with the 8th Air Force as First Lieutenant and Pilot. Upon his early retirement from Milton Bradley, he started his own company, Mel Taft & Associates in 1984, which helps companies in the USA and around the world with marketing, product development and licensing projects primarily in the Toy, Games, Craft, Specialty and International Markets.

         Raymond S.Y. Wong has been Vice President of China Operations of the Company since December 1997. Mr. Wong has over 20 years of experience in product development, quality assurance, engineering and production in the semiconductor and consumer electronics industry. He worked for Saitek Ltd. for 12 years and was director of its China plant. Mr. Wong has a BSc in Electronic Engineering from the Chinese University of Hong Kong and a Diploma in Management Studies from the Hong Kong Polytechnic.

         Wong Kam Cheong has been the Director of Manufacturing for the Company since June 1994. Mr. Wong has over 18 years of experience in product design, R&D, production and sales in toys, consumer electronics and the electrical appliance industry. Mr. Wong has a BSc in Mechanical Engineering from Taiwan University, a post graduate diploma in Manufacturing Technology from City University, London and is a member of the Institute of Management, UK.

         Hermen H.L. Yau has been the MIS Director of the Company since March 1, 1994. From 1982 to 1994, he worked in Outboard Marine Corporation Asia Ltd in various positions in the Systems & Data Processing Department. He has more than 16 years experience in Information Technology and particular experience in IBM mid-range computer systems and solutions. He has a Higher Diploma in Computer Studies from the National Computing Center UK and a Diploma in Management Studies from the Hong Kong Polytechnic and Hong Kong Management Association.

         Wang You Liang has been the Quality Director of the Company since December 1993. Prior to that, he was Head of the Quality Assurance Section of Foxboro Co. Ltd in Shanghai from 1986 to 1993 and a Quality Control Engineer from 1982 to 1986.

         Rick C.K. Chu has been the International Sales Director of the Company since April 1996. Prior to that, Mr. Chu was International Sales Administrative Manager of the Company from April 1994 to

April 1996. He has more than 16 years experience in international trade and business management. From 1988 to 1994, he was the Senior Manager managing the sales administration function and marketing of industrial materials for a leading trading company in Hong Kong.

         Christopher Dingley has been the General Manager and Company Secretary of Radica UK since January 1995. He is also the European Marketing Manager of the Company. From January 1991 to December 1994 he acted for Radica as Manager of European Operations. From 1987 to 1991 he was the Sales Manager for Export Military Sales in UK. Prior to that he worked for Chrysler Military Sales in Germany, Italy and the UK from 1982 to 1986.

         Michael L. Pikett has been President of Radica Canada Ltd since October 1994. From 1993 to 1994 Mr. Pikett was employed as a Commercial Attache for the Government of Quebec in Toronto. From 1986 to 1993 Mr. Pikett was employed as Vice President-General Manager of Melitta Canada Inc. He was the Director of Sales for J.M. Schneider Inc. from 1980 to 1985. Mr. Pikett has over 28 years senior management experience in the Canadian market. He was born and educated in the UK, moving to Canada in 1968.

                MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         During fiscal 1997, the Board of Directors of the Company met four times. Each of the directors, during his tenure as a director, attended at least 75% of the meetings of the Board of Directors and of each committee of the board on which he has served.

         The responsibilities of the Audit Committee include recommending to the Board of Directors the independent certified public accountants to be selected to conduct the annual audit of the books and accounts of the Company, reviewing the proposed scope of such audit and approving the audit fees to be paid, and reviewing the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company with the independent certified public accountants and the Company's financial and accounting staff. The Audit Committee consists entirely of non-management directors. The Audit Committee is currently comprised of two members of the Board, being Messrs. O'Toole and Taft. In fiscal 1997, it held one meeting.

         The responsibilities of the Compensation Committee include reviewing and approving executive appointments and remuneration and supervising the administration of the Company's employee benefit plans. The Compensation Committee is currently comprised of two members of the Board, being Messrs. O'Toole and Taft. In fiscal 1997, it held one meeting.

         The Company does not have a Nominating Committee.

                 INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

         In February 1994, prior to the Company's initial public offering, Messrs. Davids, Sutter and the Hansen Trust sold an aggregate of 2,100,000 shares of the Company's Common Stock to International Game Technology ("IGT"). In fiscal year 1996, the 2,100,000 shares of the Company owned by IGT were transferred back to the Company as part of a settlement of disputes between the Company and IGT relating to original equipment manufacturing by the Company for IGT which never come to fruition, and such shares are no longer outstanding.

         Messrs. Davids and Sutter, the Hansen Trust, IGT and the Company were parties to a shareholders agreement (the "Shareholders Agreement") which provided for certain matters relating to the management of the Company and ownership of its Common Stock. In January 1998, the

Shareholders Agreement was amended to eliminate provisions respecting the election and removal of directors, restrictions on transfer and a right of first refusal. The registration rights provisions of the Shareholders Agreement remain operative.

         Pursuant to the Shareholders Agreement, the Company has agreed, at any time after February 16, 1996 and subject to certain specified conditions, to use its reasonable efforts to prepare and file one registration statement on behalf of each shareholder that is a party to such agreement (collectively, the "Shareholders") under the Securities Act of 1933, and to use its reasonable efforts to qualify the shares for offer and sale under any applicable U.S. state securities laws. The Shareholders Agreement also grants each Shareholder certain "piggyback" registration rights entitling each Shareholder, at any time after February 16, 1996, to sell Common Stock in certain registered offerings of equity securities by the Company. These "piggyback" registration rights are exercisable by each Shareholder only twice. The foregoing registration rights are subject to other limitations set forth in the Shareholders Agreement. In 1997, the Company effected a demand registration at the request of Mr. Davids and also included certain shares at the request of the Hansen Trust. Such registration covered an aggregate of 1,855,000 million shares, most of which were sold in the Fall of 1997.

                     COMPENSATION OF OFFICERS AND DIRECTORS

Compensation

         In fiscal 1997, the aggregate amount of compensation paid by the Company to all executive officers and directors as a group for services in all capacities was approximately $1.28 million.

         Commencing in April 1997, each outside (i.e., non-employee and non-affiliated) director of the Company receives a fee of $600 for attendance at each meeting of the Board of Directors and a fee of $600 for attendance at each Committee meeting. Directors who are employees or affiliates of the Company will not be paid any fees or additional remuneration for service as members of the Board of Directors or its Committees.

         Prior to April 1997, each outside director of the Company also received, in addition to the above, a $10,000 annual fee paid in quarterly installments.

         Prior to fiscal year 1996, each outside director received non-qualified stock options to purchase 30,000 shares of Common Stock of the Company upon initial election to the Board of Directors at an exercise price equal to the initial public offering price ($11.00 per share) of the Company's Common Stock and exercisable after one year from the date of grant. In January 1997, the board of directors resolved to reprice 30,000 stock options (at $11.00 per share) for each of two outside directors to the market price as of the date of such meeting ($1.75 per share) and the change was ratified in the board meeting on April 9, 1997. In the same board meeting, one outside director was appointed and received non-qualified stock options to purchase 30,000 shares of Common Stock of the Company at an exercise price equal to the average of bid and asked closing price ($3.125) on such date. Upon each re-election to the Board of Directors in 1995, 1996 and 1997, each outside director received non-qualified stock options to purchase 5,000 shares (15,000 shares in 1997, to reflect elimination of the $10,000 annual fee) of Common Stock of the Company at $3.66 per share, $1.50 per share and $3.125 per share, respectively. Upon re-election to the Board of Directors in 1998 and thereafter, each outside director will receive non-qualified stock options to purchase 15,000 shares of Common Stock of the Company at an exercise price equal to the then current market price of the Company's Common Stock. These subsequent options are also exercisable after one year from the date of grant.

Employment Agreements

         Messrs. Davids, Feely and Bengtson have each entered into individual employment agreements with the Company. The employment agreements are for periods of two years each, from December 1997 for Mr. Bengtson and Mr. Davids. In the case of Mr. Feely, his employment agreement is also for a period of two years but it will be renewed in December 1998 due to a change of renewal date of his agreement in December 1997. Each employment agreement is terminable by the Company for cause. Messrs. Davids, Feely and Bengtson shall each receive minimum annual base salaries of $182,000, $185,000 and $43,200, respectively. The agreement with Mr. Bengtson, as amended in December 1995, is for part-time services. The employment agreements for Mr. Davids and Mr. Feely contain certain restrictions on their involvement in businesses other than the Company during the course of their employment and certain provisions applicable after termination of employment which prohibit the solicitation of customers and other employees of the Company, employment or engagement with competing entities, or the disclosure of proprietary information of the Company. The agreement for Mr. Davids also requires that the Company provide him with a residence in Hong Kong. In the agreement for Mr. Feely, he was granted 300,000 stock options of the Company common stock at $3.625 per share subject to the terms and conditions of the agreement and the 1994 Stock Option Plan. Additionally, after the end of each of the Company's 1998, 1999 and 2000 fiscal years, Mr. Feely will be granted 60,000 stock options (up to 180,000 shares in the aggregate) provided he achieves certain conditions as stated in the agreement.

Consulting Agreement

         The Company, acting through its subsidiary Radica China Limited, entered into a one-year Consulting Agreement, dated November 1, 1997, with Mr. Millens W. Taft, one of the Company's outside directors. Under such agreement, Mr. Taft is to act as an independent contractor and is to assist in identifying, contacting and developing relationships with inventors and other product concept sources in the toy and game industry in order to develop new products for the Radica line of games. Mr. Taft will be paid a consulting fee of $10,000 per month for the first three months under the agreement, and $3,334 for each of the remaining nine months. Mr. Taft will bear his own costs and expenses in providing the consulting services other than certain travel, lodging, entertainment and similar expenses which will be reimbursed by the Company.

         OPTIONS TO PURCHASE SECURITIES FROM REGISTRANT OR SUBSIDIARIES

         The Company's 1994 Stock Option Plan provides for the granting of stock options to directors, officers and employees of the Company. The Stock Option Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the Stock Option Plan, the Compensation Committee shall have sole authority to determine which of the eligible directors and employees of the Company shall receive stock options, the terms, including applicable vesting periods, of such options, and the number of shares for which such options shall be granted.

         The total number of shares of the Company's Common Stock that may be purchased pursuant to stock options under the Stock Option Plan shall not exceed in the aggregate 2.0 million shares (such number is proposed to be increased, as described below). The option price per share with respect to each such option shall be determined by the Compensation Committee but shall be not less than 100% of the fair market value of the Company's Common Stock on the date such option is granted as determined by the Compensation Committee. Ordinarily, twenty percent of the stock options vest and become exercisable on each of the first five anniversaries of the date of grant, and all of the options expire in ten years. The Stock Option Plan terminates in 2004 unless terminated earlier.

         In fiscal years 1994 and 1995, an aggregate of 1,181,000 options (exclusive of the outside directors' options referred to above, and net of stock options that were both issued and cancelled in such years) were granted to directors, officers and other employees under the Stock Option Plan to purchase the Company's shares at exercise prices ranging from $8.50 to $8.53 per share. In addition, Mr. Bengtson was granted options under his employment agreement, as amended, to purchase 75,200 shares of the Company's Common Stock at an exercise price of $0.57 per share.

         On January 4, 1996, the Company's Board of Directors authorized the officers of the Company to make offers to holders of options under the Company's Stock Option Plan (excluding the option plan for the Company's outside directors), in which each holder was offered the right to surrender existing options for cancellation, and receive new stock options for the same number of shares at a new exercise price (equal to $1.38 per share, the market price on January 4, 1996), and subject to the commencement of a new vesting period. The term of the new options will not extend beyond the ten-year period of the original options surrendered. The effect of this authorization was that holders of options who elected to surrender their previous options received new options at a lower exercise price subject to starting a new vesting period. The holders of 916,000 options previously granted accepted such offers. As referred to above, in January 1997 the Board of Directors approved a similar repricing of certain outside directors' options.

         In fiscal year 1996, an aggregate of 30,000 options (exclusive of the outside directors' options and the options issued in exchange for prior options, as referred to above, and net of stock options that were both issued and cancelled in the year) were granted to directors, officers and other employees under the Stock Option Plan to purchase the Company's shares at an exercise price of $1.38 per share.

         In fiscal year 1997, an aggregate of 779,000 options (exclusive of the outside directors' options and the options issued in exchange for prior options, as referred to above, and net of stock options that were both issued and canceled in the year) were granted to directors, officers and other employees under the Stock Option Plan to purchase the Company's shares at exercise prices ranging from $1.09 to $12.25 per share.

         As a result of the foregoing, at the end of fiscal year 1997, after giving effect to all prior exercises and cancellations of options, an aggregate of 1,571,000 options (exclusive of the outside directors' options) were outstanding at exercise prices ranging from $0.57 to $12.25 per share, and of such amount a total of 1,130,000 options were held by directors and executive officers of the Company as a group. Also, an aggregate of 185,000 outside director's options were outstanding at exercise prices ranging from $1.50 to $11 per share. Through the end of fiscal year 1997, a total of 180,200 shares had been issued upon the exercise of options, at exercise prices ranging from $0.57 to $1.38 per share.

         After the end of fiscal year 1997 and through January 31, 1998, 60,000 additional options were granted under the Stock Option Plan exercisable at $15.62 per share.

         Additional information with respect to stock options is contained in the Company's Annual Report on Form 20-F for the fiscal year ended October 31, 1997. See Note 11 of the Notes to the Consolidated Financial Statements included therein.

                       AMENDMENT TO 1994 STOCK OPTION PLAN

         The Company's Board of Directors has approved, and is recommending to the Company's shareholders, an amendment to the Company's 1994 Stock Option Plan that would increase the number of shares of Common Stock that may be purchased pursuant to stock options under such plan from 2.0 million shares to 2.8 million shares. The Company believes that this will provide additional flexibility in offering competitive compensation packages, particularly to new officers or other key employees.

         Additional information regarding the 1994 Stock Option Plan and outstanding options to purchase the Company's Common Stock is set forth above. As a result of the activity noted in that section, as of a recent date, the number of options outstanding plus the number of shares issued upon the exercise of options, represented a number approximately equal to the overall limit of the 1994 Stock Option Plan. Therefore, as a practical matter, the Company did not have options available for grant. The Company considers it advisable to increase the overall limit of the 1994 Stock Option Plan, so as to have options available for grant in the future. No other changes to the 1994 Stock Option Plan will be made as a result of this amendment.

         The person named in the enclosed form of proxy will, in the case of a ballot and in the absence of specifications or instructions to vote against or not to vote (abstain) in the form of proxy, vote for the foregoing amendment to the 1994 Stock Option Plan.

                       APPOINTMENT OF INDEPENDENT AUDITOR

         The person named in the enclosed form of proxy will, in the case of a ballot and in the absence of specifications or instructions to vote against or not to vote (abstain) in the form of proxy, vote for the re-appointment of Deloitte Touche Tohmatsu as the Independent Auditor of the Company, to hold office until the next annual meeting of shareholders of the Company or until a successor is duly elected or appointed, and the authorization of the directors to fix the Independent Auditor's remuneration. Deloitte Touche Tohmatsu has been the Independent Auditor of the Company or its predecessors since 1989.

         Representatives of Deloitte Touche Tohmatsu are expected to attend the Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

         Proposals of shareholders intended to be presented at the 1999 annual meeting of shareholders must be received by the Company at the principal executive offices of Radica USA in the United States (see address below) on or before November 9, 1998 in order to be considered for inclusion in the Company's 1999 management information circular/proxy statement.

                                  OTHER MATTERS

         Management is not aware of any amendments or variations to matters identified in the Notice or of any other matters that are to be presented for action to the Meeting other than those described in the Notice.

         Information stated in this Circular is dated as of January 31, 1998 except where otherwise indicated. The contents and the mailing of this Circular have been approved by the Board of Directors of the Company.

Robert E. Davids
Vice Chairman and Chief Executive Officer

Jon N. Bengtson
Chairman of the Board

Patrick Feely
President and Chief Operating Officer

David C.W. Howell
Executive Vice President,
Chief Financial Officer and Chief Accounting Officer

         The Company files an Annual Report on Form 20-F with the Securities and Exchange Commission. A copy of this Circular and the Annual Report containing the financial statements of the Company and Management's Discussion and Analysis of Financial Condition and Results of Operations, will be sent to any person upon request in writing addressed to Investor Relations at Radica USA's office at 180 S. Lake Avenue, Suite 440, Pasadena, CA 91101. Copies are without charge to any shareholder.

                                  FORM OF PROXY
                              RADICA GAMES LIMITED
                                 Annual Meeting
                                  April 6, 1998



         The undersigned shareholder of Radica Games Limited hereby appoints the person selected below,

         Robert E. Davids, or failing him Patrick Feely, or failing him David C.W. Howell (strike out if another proxy is to be appointed)

         ___________________________________________  (Other)

as such shareholder's proxy, with the power of substitution, and hereby authorizes such person to represent and to vote as designated below all of the Common Stock, $0.01 par value per share, of Radica Games Limited (the "Company") that the undersigned is entitled to vote at the Company's Annual Meeting of Shareholders to be held at the Sands Regent Hotel, 345 N. Arlington Avenue, Reno, Nevada 89501 on Monday, April 6, 1998, or any postponement or adjournment thereof.

         Every shareholder of the Company is entitled to appoint one proxy (or representative in the case of a corporation) to attend the meeting and vote on such shareholder's behalf. The proxy need not be another shareholder of the Company. To be effective, this Proxy must be completed and deposited at the principal office of Radica Enterprises, Ltd. ("Radica USA") located at 180 S. Lake Avenue, Suite 440, Pasadena, CA 91101, not later than the last business day preceding the day of the meeting, or any postponement or adjournment thereof.

         Please insert the number of shares registered in your name in the space provided on the reverse. If no number is inserted, this Proxy will be deemed to relate to the total number of shares registered in your name.

         PLEASE INDICATE WITH AN "X" IN THE APPROPRIATE BOX HOW YOU WISH YOUR PROXY TO VOTE. IF THIS PROXY IS RETURNED WITHOUT AN INDICATION AS TO HOW THE PROXY SHALL VOTE, THE PROXY WILL VOTE FOR, AGAINST OR ABSTAIN IN RESPECT OF PROPOSALS 1, 2 AND 3 AS SET FORTH IN THE ACCOMPANYING CIRCULAR.

         The Board of Directors recommends a vote for all Nominees listed in Proposal 1 and adoption of Proposals 2 and 3.


1.  ELECTION OF DIRECTORS


     FOR all nominees listed below for the terms set forth in the Proxy Statement (except as marked to the contrary below). [ ]

     WITHHOLD AUTHORITY to vote for all nominees listed below. [  ]


Robert E. Davids
Patrick Feely
Lam Siu Wing
Millens W. Taft
Jon N. Bengtson
David C.W. Howell
James O'Toole

         (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the line provided below.)

         2. To approve an amendment to the Company's 1994 Stock Option Plan to increase the total number of shares of the Company's Common Stock that may be purchased pursuant to options under such plan from 2.0 million shares to 2.8 million shares.

              [  ] FOR            [  ]  AGAINST            [  ]  ABSTAIN

         3. To approve the reappointment of Deloitte Touche Tohmatsu as the Company's Independent Auditor and to authorize the directors to fix the Independent Auditor's remuneration.

              [  ] FOR            [  ]  AGAINST            [  ]  ABSTAIN

         4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

         This Proxy must be signed by the appointing shareholder, or such shareholder's attorney duly authorized in writing, exactly as such shareholder's name appears herein. In the case of joint shareholders, all joint shareholders must sign. In the case of a corporation, the Proxy must be executed under its Common Seal or the hand of its attorney duly authorized in writing. In the case of partnerships, the Proxy must be signed in the partnership name by an authorized person. Each power of attorney, or a duly certified copy thereof, must be deposited at the principal office of Radica USA not later than the last business day preceding the day of the meeting, or any postponement or adjournment thereof.

         This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is given, this proxy will be voted for Proposals 1, 2 and 3. The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting and Circular and hereby revokes any proxy or proxies heretofore given.

         Please mark, sign, date and return this Proxy in the accompanying prepaid envelope.

                                   Date: _____________________________, 1998


                                   ---------------------------------------
                                       (Printed Name of Shareholder)

                                   ---------------------------------------
                                                 (Signature)

                                   ---------------------------------------
                                       (Printed Name of Shareholder)

                                   ---------------------------------------
                                                 (Signature)

                                   ---------------------------------------
                                            (Number of Shares held)

                                   (Please sign exactly as your name appears on this Proxy. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, both owners should sign.)